April 19, 2000



Northern Life Insurance Company
1501 4th Avenue
Seattle, WA 98101

Dear Madam/Sir:

In connection with the proposed registration under the Securities Act of 1933, as amended, of variable/fixed annuity contracts ("the Contract") and interests in Separate Account One (the "Variable Account") I have examined documents relating to the establishment of the Variable Account by the Board of Directors of Northern Life Insurance Company (the "Company") as a separate account for assets applicable to variable contracts, pursuant to RCW 48.18A.010 et seq., as amended, and the Post-effective Amendment No. 10 to the Registration Statement, on Form N-4, File No. 33-90474 (the "Registration Statement"), and I have examined such other documents and have reviewed such matters of law as I deemed necessary for this opinion, and I advise you that in my opinion:

1. The Variable Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Washington.

2. The Contracts, when issued in accordance with the Prospectus constituting a part of the Registration Statement and upon compliance with applicable local law, will be legal and binding obligations of the Company in accordance with their respective terms.

3. The portion of the assets held in the Variable Account equal to reserves and other contract liabilities with respect to the Variable Account are not chargeable with liabilities arising out of any other business the Company might conduct.

The Amendment does not contain disclosures that would make it ineligible to become effective pursuant to Rule 485(b).

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stewart D. Gregg

Stewart D. Gregg
Counsel